Exhibit 12

92937.00003

[            ], 2015 - DRAFT

RiverPark Funds Trust

156 West 56th Street, 17th Floor

New York, NY 10019

TCW Alternative Funds

865 South Figueroa Street, Suite 1800

Los Angeles, CA 90017

Re:	Reorganization of the RiverPark/Gargoyle Hedged Value Fund, a series of RiverPark Funds

Trust, into the TCW/Gargoyle Hedged Value Fund, a series of TCW Alternative Funds

Ladies and Gentlemen:

We have acted as counsel to TCW Alternative Funds, a Delaware statutory trust (the “TCW Trust”), on behalf of its series, the TCW/Gargoyle Hedged Value Fund (the “Acquiring Fund”), in connection with the reorganization of RiverPark/Gargoyle Hedged Value Fund (the “Acquired Fund”), a series of RiverPark Funds Trust, a Delaware Statutory Trust (the “RiverPark Trust”), into the Acquiring Fund, in accordance with an Agreement and Plan of Reorganization dated [            ], 2015 by and among the TCW Trust (with respect to the Acquiring Fund), the RiverPark Trust (on behalf of the Acquired Fund), TCW Investment Management Company , a California corporation (solely for purposes of Sections 1.3, 4.4, 7.3, 9.1 and 9.2 thereof), and RiverPark Advisors, LLC, a Delaware limited liability company (solely for purposes of Sections 1.3, 1.6, 4.2, 6.2, 9.1, and 9.2 thereof) (the “Plan”), and the Form N-14 Registration Statement of the TCW Trust (Registration No. 333-[    ]) (the “Registration Statement”), as filed with the U.S. Securities and Exchange Commission on [            ], 2015, relating to (i) the transfer of all of the assets of the Acquired Fund to the Acquiring Fund in exchange for Acquiring Fund Shares, (ii) the assumption by the Acquiring Fund of all of the specified liabilities of the Acquired Fund, and (iii) the distribution, after the Closing Date, of the Acquiring Fund Shares, pro rata to the shareholders of the Acquired Fund, and the termination, dissolution and complete liquidation of the Acquired Fund upon the terms and conditions set forth in the Plan.

Except as otherwise provided, capitalized terms not defined herein have the meanings set forth in the Plan. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the “Code”).

For the purpose of rendering this opinion, we have examined originals, certified copies or copies otherwise identified to our satisfaction as being true copies of the original of the following documents (including all exhibits and schedules attached thereto):

(a)	the Plan;

(b)	the Registration Statement;

(c)	such other instruments and documents related to the formation, organization and operation of the Acquired Fund and the Acquiring Fund and related to the consummation of the Reorganization and the transactions contemplated thereby as we have deemed necessary or appropriate; and

(d)	certificates of officers of the Acquired Fund and Acquiring Fund (the “Certificates”).

In connection with rendering this opinion, we have with your permission assumed, without any independent investigation or review thereof, the following:

1.	That original documents (including signatures) are authentic; that documents submitted to us as copies conform to the original documents; and that there is (or will be prior to the effective time of the Reorganization) due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof; and

2.	That all representations, warranties and statements made or agreed to by the RiverPark Trust (on behalf of the Acquired Fund) and the TCW Trust (on behalf of the Acquiring Fund), and their respective management, employees, officers, directors and shareholders thereof in the Plan and the Registration Statement (including any exhibits or appendices) and the Certificates are true and accurate at all relevant times; and that all covenants contained in such documents are performed without waiver or breach of any material provision thereof.

Based on our examination of the foregoing items and subject to the limitations, qualifications, assumptions and caveats set forth herein, we are of the opinion that for federal income tax purposes:

The Acquired Fund’s transfer of all of its assets to the Acquiring Fund solely in exchange for Shares of the Acquiring Fund and the assumption by the Acquiring Fund of all of the liabilities of the Acquired Fund, followed by the Acquired Fund’s distribution of Shares of the Acquiring Fund to the Acquired Fund’s shareholders actually or constructively in exchange for their Acquired Fund shares, will qualify as a “reorganization” of the type described in Section 368(a)(1)(F) of the Code. The Acquired Fund and the Acquiring Fund will each be “a party to a reorganization” within the meaning of Section 368(b) of the Code;

No gain or loss will be recognized by the shareholders of the Acquired Fund upon the exchange of shares of the Acquired Fund solely for the Shares of the Acquiring Fund (Section 354(a) of the Code and, as applicable, Sections 1036 and 368(a)(1)(E) of the Code);

The Acquired Fund will not recognize gain or loss (i) upon the transfer of all of its assets to the Acquiring Fund solely in exchange for Shares of the Acquiring Fund and the assumption by the Acquiring Fund of all of the Acquired Fund’s liabilities, or (ii) upon the distribution of the Shares of the Acquiring Fund to the shareholders of the Acquired Fund in exchange for their Acquired Fund shares (Sections 361 and 357(a) of the Code);

The Acquiring Fund will not recognize gain or loss upon its receipt of all of the Acquired Fund’s assets, solely in exchange for Shares of the Acquiring Fund and Acquiring Fund’s assumption of the Acquired Fund’s liabilities (Section 1032(a) of the Code);

The tax basis of the Shares of the Acquiring Fund received by each of the shareholders of the Acquired Fund will be the same as the shareholder’s tax basis in the shares of the Acquired Fund actually or constructively surrendered in exchange therefor (Section 358(a)(1) of the Code);

The holding period of the Shares of the Acquiring Fund received in exchange for Acquired Fund shares by each of the shareholders of the Acquired Fund will include the period that the shareholder of the Acquired Fund held the Acquired Fund shares actually or constructively surrendered in exchange therefor, provided that such Acquired Fund shares are held by the shareholder as capital assets on the date of the exchange (Section 1223(1) of the Code);

The tax basis of the Acquired Fund’s assets in the hands of the Acquiring Fund will be the same as the tax basis of such assets to the Acquired Fund immediately prior to the transaction (Section 362(b) of the Code);

The holding period of the assets of the Acquired Fund in the hands of the Acquiring Fund will include the period during which those assets were held by the Acquired Fund (Section 1223(2) of the Code); and

The taxable year of the Acquired Fund will not end as a result of the transaction contemplated by this Agreement (Treasury Regulations Section 1.381(b)-1(a)(2)).

This opinion does not address the various state, local or foreign tax consequences that may result from the Reorganization. In addition, no opinion is expressed as to any federal income tax consequence of the Reorganization except as specifically set forth herein, and this opinion may be relied upon with respect to the consequences specifically discussed herein only by TCW Trust, on behalf of the Acquiring Fund and its shareholders, and RiverPark Trust, on behalf of the Acquired Fund and its shareholders, and not by any other person or entity.

This opinion addresses only the general tax consequences of the Reorganization expressly described above and does not address any tax consequence that might result to a shareholder due to its particular circumstances, such as shareholders who are dealers in securities or who acquired their shares in connection with stock option or stock purchase plans or in other compensatory transactions.

No opinion is expressed as to any transaction other than the Reorganization as described in the Plan, or as to any other transaction whatsoever including the Reorganization if all the transactions described in the Plan are not consummated in accordance with the terms of the Plan and without waiver of any material provision thereof. To the extent any of the representations, warranties, statements and assumptions material to our opinion and upon which we have relied are not complete, correct, true and accurate in all material respects at all relevant times, our opinion would be adversely affected and should not be relied upon.

This opinion represents our judgment as to the federal income tax consequences of the Reorganization and is not binding on the Internal Revenue Service or the courts. The conclusions are based on the Code, existing judicial decisions, administrative regulations and published rulings in effect as of the date that this opinion is dated. No assurance can be given that future legislative, judicial or administrative changes would not adversely affect the accuracy of the conclusions stated herein. Furthermore, we disclaim any obligation to advise you of any developments in areas covered by this opinion that occur after the date of this opinion.

This opinion has been delivered to you pursuant to section 8.6 of the Plan and may not be distributed or otherwise made available to any other person or entity (other than your accountants, auditors and legal, tax and investment advisors) without our prior written consent.

Very truly yours,

***DRAFT***